loanDepot announces first quarter 2026 financial results

Company delivers market share gains and operational progress amid a challenging market.

First Quarter 2026 Highlights:
•Loan origination volume decreased 5% to $7.66 billion from the prior quarter, while market share increased to 1.39%1.
•Revenue decreased 8% to $286 million and adjusted revenue decreased 5% to $299 million compared to the prior quarter, primarily impacted by volatile interest rates and margin pressure.
•Pull-through weighted gain on sale margin decreased 53 basis points to 271 basis points on larger loan balances, product mix shifts and market volatility during the quarter.
•Expenses decreased 0.2% to $342 million from the prior quarter on lower commissions and marketing costs, reflecting the benefits of our productivity initiatives.
•Net loss was $55 million, compared with a net loss of $33 million in the prior quarter.
•Adjusted net loss was $34 million, compared with adjusted net loss of $21 million in the prior quarter.
•Adjusted EBITDA was $14 million, compared to adjusted EBITDA of $29 million in the prior quarter.
•Cash balance was $277 million, down from $337 million in the prior quarter, primarily reflecting investment in our servicing rights.

IRVINE, Calif., May 05, 2026 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), today announced results for the first quarter ended March 31, 2026.

“During the first quarter, we continued to see positive results from our investments in growth and efficiency initiatives,” said Founder and Chief Executive Officer, Anthony Hsieh. “Despite a volatile market environment, we increased market share. At the same time, we made meaningful progress behind the scenes on our long-term initiatives by expanding our revenue‑generating capabilities, improving operating leverage, and driving marketing efficiency.

Hsieh continued, “Since my return as CEO, I have been laser focused on our digital transformation as a key enabler of our return to a market leading position. We have focused on fully leveraging our unique assets and strategy, including one of the most differentiated customer acquisition and retention business models in the marketplace today. This includes rebuilding our management team with deep mortgage, technology, and marketing IQ; opening up our wholesale channel and increasing our loan officers to drive top line and market share growth; reducing costs and increasing operating leverage; and applying advanced automation and technology across the origination and servicing lifecycle.

Hsieh concluded, “Our recently announced partnership with Figure Technology Solutions is expected to meaningfully accelerate our work and is delivering promising early results. As we integrate this platform across our channels, we expect to lower our cost of production, improve the customer experience, close more loans more quickly and advance our long-term objective of profitable market share growth. Importantly, it also positions us to introduce new and innovative products that expand the way we serve borrowers in the future and capitalize on market improvements.”

Added Chief Financial Officer, David Hayes, “The quarter reflected continued progress toward sustainable profitability, offset by geopolitically driven market volatility. We grew pull‑through weighted lock volume by 14%
1 Based on data published by Mortgage Bankers Association on April 20, 2026.

from the prior quarter while reducing marketing costs by 12%, reflecting improvements in mid‑funnel lead conversion and sharpened marketing strategies. However, market headwinds during the quarter contributed to a 53 bps decrease in our pull-through weighted gain on sale margin and wider negative fair value marks on our mortgage servicing rights and trading securities, resulting in lower revenue.”

First Quarter Highlights:

Financial Summary

	Three Months Ended
($ in thousands except per share data) (Unaudited)	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Rate lock volume	$11,445,494	$9,998,709	$7,637,987
Pull-through weighted lock volume(1)	8,274,191	7,277,203	5,418,685
Loan origination volume	7,658,619	8,041,115	5,173,928
Gain on sale margin(2)	2.93%	2.94%	3.72%
Pull-through weighted gain on sale margin(3)	2.71%	3.24%	3.55%
Financial Results
Total revenue	$286,387	$310,260	$273,620
Total expense	341,500	342,065	319,723
Net loss	(54,942)	(32,827)	(40,696)
Diluted loss per share	$(0.16)	$(0.10)	$(0.11)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$299,250	$316,274	$278,443
Adjusted net loss	(33,624)	(21,474)	(25,335)
Adjusted EBITDA	14,305	29,316	18,298
(1)Pull-through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull-through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull-through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Operational Highlights
•Non-volume2 related expenses increased $5.1 million from the fourth quarter of 2025, primarily reflecting higher salary-related costs.
•Pull-through weighted lock volume of $8.3 billion for the first quarter of 2026, an increase of $1.0 billion or 14% from the fourth quarter of 2025.
•Loan origination volume for the first quarter of 2026 was $7.7 billion, a decrease of $382.5 million or 5% from the fourth quarter of 2025.
•Purchase volume totaled 41% of total loans originated during the first quarter, down from 49% during the fourth quarter of 2025.
2 Volume related expenses include commissions, marketing and advertising expense, and direct origination expense. All remaining expenses are considered non-volume related.

•Our preliminary organic refinance consumer direct recapture rate3 increased to 73% for the first quarter from the fourth quarter 2025’s recapture rate of 71%.

Outlook for the second quarter of 2026
•Origination volume of between $7.25 billion and $9.25 billion.
•Pull-through weighted rate lock volume of between $5.75 billion and $7.75 billion.
•Pull-through weighted gain on sale margin of between 330 basis points and 360 basis points.

Servicing

	Three Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Due to collection/realization of cash flows	$(51,442)	$(52,715)	$(36,176)

Due to changes in valuation inputs or assumptions	448	(1,844)	(23,689)
Realized gains (losses) on sale of servicing rights	(888)	145	62
Net (loss) gain from derivatives hedging servicing rights	(12,423)	(4,315)	18,804
Changes in fair value of servicing rights, net of hedging gains and losses	(12,863)	(6,014)	(4,823)
Other realized losses on sales of servicing rights (1)	(54)	(127)	(104)
Changes in fair value of servicing rights, net	$(64,359)	$(58,856)	$(41,103)

Servicing fee income	$108,749	$112,932	$104,278
(1)Includes the provision for sold MSRs and broker fees.

	Three Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Balance at beginning of period	$1,637,706	$1,618,259	$1,615,510
Additions	87,150	82,650	52,686
Sales proceeds	(3,326)	(8,789)	(5,362)
Changes in fair value:
Due to changes in valuation inputs or assumptions	448	(1,844)	(23,689)
Due to collection/realization of cash flows	(51,442)	(52,715)	(36,176)
Realized gains (losses) on sales of servicing rights	(888)	145	62
Total changes in fair value	(51,882)	(54,414)	(59,803)
Balance at end of period (1)	$1,669,648	$1,637,706	$1,603,031
3 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available. Data is as of April 20, 2026.

(1)Balances are net of $21.6 million, $20.5 million, and $18.5 million of servicing rights liability as of March 31, 2026, December 31, 2025, and March 31, 2025, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Mar-26 vs Dec-25	Mar-26 vs Mar-25
Servicing portfolio (unpaid principal balance)	$120,674,154	$119,096,243	$116,604,153	1.3%	3.5%

Total servicing portfolio (units)	455,634	448,261	424,719	1.6	7.3

60+ days delinquent ($)	$2,113,465	$1,909,082	$1,789,276	10.7	18.1
60+ days delinquent (%)	1.8%	1.6%	1.5%
Servicing rights, net to UPB	1.4%	1.4%	1.4%

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Mar-26 vs Dec-25	Mar-26 vs Mar-25
Cash and cash equivalents	$277,418	$337,232	$371,480	(17.7)%	(25.3)%
Loans held for sale, at fair value	3,266,759	3,165,542	2,765,417	3.2	18.1
Loans held for investment, at fair value	108,227	109,821	114,447	(1.5)	(5.4)
Servicing rights, at fair value	1,691,235	1,658,223	1,621,494	2.0	4.3
Total assets	7,246,519	6,857,936	6,416,714	5.7	12.9
Warehouse and other lines of credit	3,024,131	2,902,539	2,490,447	4.2	21.4
Total liabilities	6,909,223	6,471,926	5,947,416	6.8	16.2
Total equity	337,296	386,010	469,298	(12.6)	(28.1)

An increase in loans held for sale at March 31, 2026, resulted in a corresponding increase in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $4.2 billion at March 31, 2026 and December 31, 2025. Available borrowing capacity was $1.2 billion at March 31, 2026.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
REVENUES:
Interest income	$39,383	$42,847	$35,070
Interest expense	(36,679)	(40,588)	(31,762)
Net interest income	2,704	2,259	3,308

Gain on origination and sale of loans, net	192,006	199,896	166,376
Origination income, net	32,622	36,180	25,858
Servicing fee income	108,749	112,932	104,278
Change in fair value of servicing rights, net	(64,359)	(58,856)	(41,103)
Other income	14,665	17,849	14,903
Total net revenues	286,387	310,260	273,620

EXPENSES:
Personnel expense	175,367	176,091	150,161
Marketing and advertising expense	29,006	32,860	38,250
Direct origination expense	25,088	19,165	21,954
General and administrative expense	46,881	47,873	44,132
Occupancy expense	4,275	4,161	4,295
Depreciation and amortization	6,335	5,447	7,666
Servicing expense	11,478	12,810	10,000
Other interest expense	43,070	43,658	43,265
Total expenses	341,500	342,065	319,723

Loss before income taxes	(55,113)	(31,805)	(46,103)
Income tax (benefit) expense	(171)	1,022	(5,407)
Net loss	(54,942)	(32,827)	(40,696)
Net loss attributable to noncontrolling interests	(17,455)	(10,347)	(18,800)
Net loss attributable to loanDepot, Inc.	$(37,487)	$(22,480)	$(21,896)

Basic loss per share	$(0.16)	$(0.10)	$(0.11)
Diluted loss per share	$(0.16)	$(0.10)	$(0.11)

Weighted average shares outstanding
Basic	228,962,329	223,756,158	200,792,570
Diluted	228,962,329	223,756,158	200,792,570

Consolidated Balance Sheets

($ in thousands)	Mar 31, 2026	Dec 31, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$277,418	$337,232
Restricted cash	79,770	63,790
Loans held for sale, at fair value	3,266,759	3,165,542
Loans held for investment, at fair value	108,227	109,821
Derivative assets, at fair value	70,076	42,365
Servicing rights, at fair value	1,691,235	1,658,223
Trading securities, at fair value	83,722	85,640
Property and equipment, net	63,514	61,929
Operating lease right-of-use asset	24,592	23,877
Loans eligible for repurchase	1,344,573	1,074,386
Investments in joint ventures	18,101	18,251
Other assets	218,532	216,880
Total assets	$7,246,519	$6,857,936

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$3,024,131	$2,902,539
Accounts payable and accrued expenses	374,374	349,350
Derivative liabilities, at fair value	17,253	10,718
Liability for loans eligible for repurchase	1,344,573	1,074,386
Operating lease liability	34,325	34,630
Debt obligations, net	2,114,567	2,100,303
Total liabilities	6,909,223	6,471,926
EQUITY:
Total equity	337,296	386,010
Total liabilities and equity	$7,246,519	$6,857,936

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Loan origination volume by type:
Conventional conforming	$3,933,312	$3,785,304	$2,118,866
FHA/VA/USDA	2,486,444	2,927,994	2,121,208
Jumbo	668,245	643,953	319,390
Other	570,618	683,864	614,464
Total	$7,658,619	$8,041,115	$5,173,928

Loan origination volume by purpose:
Purchase	$3,159,251	$3,923,759	$3,063,914
Refinance - cash out	2,628,228	2,640,640	1,847,176
Refinance - rate/term	1,871,140	1,476,716	262,838
Total	$7,658,619	$8,041,115	$5,173,928

Loans sold:
Servicing retained	$5,749,016	$5,247,355	$3,453,710
Servicing released	1,924,638	2,284,810	1,713,963
Total	$7,673,654	$7,532,165	$5,167,673

First Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET to discuss the Company’s financial and operational highlights followed by a question-and-answer session.

Register online at https://events.q4inc.com/attendee/833959793. A live audio webcast of the conference call will also be available via the Company's website, investors.loandepot.com, under the Events & Presentation tab. A replay of the webcast will be made available following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA. We exclude from these non-GAAP financial measures the change in fair value of MSRs, gains (losses) from the sale of MSRs, and related hedging gains and losses that represent realized and unrealized adjustments resulting from changes in valuation, mostly due to changes in market interest rates, and are not indicative of the Company’s operating performance or results of operation. We have excluded expenses directly related to the cybersecurity incident in January 2024 that resulted from unauthorized access to our systems (the “Cybersecurity Incident”), net of insurance recoveries during fiscal 2024, such as costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, and professional fees, including legal expenses, litigation settlement costs, and commission guarantees. We also exclude stock-based compensation expense, which is a non-cash expense, gains or losses on extinguishment of debt and disposal of fixed assets, and impairment charges to operating lease right-of-use assets, as well as certain costs associated with our restructuring efforts, as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of “net interest income,” as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA. Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state, and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class B and Class C common stock to Class A common stock. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•They do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Loss, and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA are not intended as alternatives to total revenue, net loss, net loss attributable to the Company, or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Total net revenue	$286,387	$310,260	$273,620
Valuation changes in servicing rights, net of hedging gains and losses(1)	12,863	6,014	4,823
Adjusted total revenue	$299,250	$316,274	$278,443
(1)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights.

Reconciliation of Net Loss to Adjusted Net Loss ($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Net loss attributable to loanDepot, Inc.	$(37,487)	$(22,480)	$(21,896)
Net loss from the pro forma conversion of Class B or Class C common stock to Class A common stock (1)	(17,455)	(10,347)	(18,800)
Net loss	(54,942)	(32,827)	(40,696)
Adjustments to the benefit for income taxes(2)	54	2,813	4,901
Tax-effected net loss	(54,888)	(30,014)	(35,795)
Valuation changes in servicing rights, net of hedging gains and losses(3)	12,863	6,014	4,823
Stock-based compensation expense	6,393	5,163	5,716
Restructuring charges(4)	708	624	2,121
Cybersecurity incident(5)	121	215	788
(Gain) loss on disposal of fixed assets	(72)	—	17
Other impairment(6)	—	—	5
Tax effect of adjustments(7)	1,251	(3,476)	(3,010)
Adjusted net loss	$(33,624)	$(21,474)	$(25,335)
(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class B common stock and Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to the benefit for income taxes reflect the income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	4.82	6.19	5.07
Effect of valuation allowance and other tax adjustments	(25.51)%	—%	—%
Effective income tax rate	0.31%	27.19%	26.07%

(3)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs.
(4)Reflects employee severance expense and professional services associated with restructuring efforts.
(5)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, litigation settlement costs, and commission guarantees.
(6)Represents lease impairment on corporate and retail locations.
(7)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (Unaudited)	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Share Data:
Diluted weighted average shares of Class A common stock and Class D common stock outstanding	228,962,329	223,756,158	200,792,570
Assumed pro forma conversion of weighted average Class B and Class C common stock to Class A common stock (1)	106,207,433	109,713,995	127,290,603
Adjusted diluted weighted average shares outstanding	335,169,762	333,470,153	328,083,173
(1)Reflects the assumed pro forma exchange and conversion of Class B and Class C common stock.

Reconciliation of Net Loss to Adjusted EBITDA ($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Net loss	$(54,942)	$(32,827)	$(40,696)
Interest expense - non-funding debt (1)	43,070	43,658	43,265
Income tax (benefit) expense	(171)	1,022	(5,407)
Depreciation and amortization	6,335	5,447	7,666
Valuation changes in servicing rights, net of hedging gains and losses(2)	12,863	6,014	4,823
Stock-based compensation expense	6,393	5,163	5,716
Restructuring charges(3)	708	624	2,121
Cybersecurity incident(4)	121	215	788
(Gain) loss on disposal of fixed assets	(72)	—	17
Other impairment (5)	—	—	5
Adjusted EBITDA	$14,305	$29,316	$18,298
(1)Represents other interest expense, which includes gain or loss on extinguishment of debt and amortization of debt issuance costs and debt discount, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs.
(3)Reflects employee severance expense and professional services associated with restructuring efforts.
(4)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, litigation settlement costs, and commission guarantees.
(5)Represents lease impairment on corporate and retail locations.

Forward-Looking Statements
This press release and related management commentary contain, and responses to investor questions may contain, forward-looking statements that can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “aim,” “anticipate,” “expect,” “goal,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could” and the negatives of those terms. Examples of forward-looking statements include, but are not limited to, statements about the benefits that our partnership with Figure Technology Solutions is expected to deliver to loanDepot and its customers; our digital transformation; market positioning; integration of Figure and loanDepot solutions, including platform integration across channels and expected benefits; the 5x5 HomeLoan product; competitive advantages; automation, technology and innovation initiatives and investments, including artificial intelligence; strategic opportunities, plans, focuses, and progress; our momentum; market share; digital customer experience; investment plans; return to profitability; expenses and expense management; loan origination volumes; pull-through weighted lock volume; and pull-through weighted gain on sale margin.

These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including but not limited to, the following: our ability to achieve the expected benefits of our strategic plans and priorities and the success of other business initiatives, including our partnership with Figure Technology Solutions; our ability to achieve profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; our ability to effectively utilize artificial intelligence and emerging technologies; impacts of cybersecurity incidents, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; our ability to favorably resolve regulatory matters related to the Cybersecurity Incident; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including changes in interest rates, changes in global trade policy and tariffs, geopolitical tensions and conflicts and impacts from government shutdowns; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025, as well as any subsequent filings with the Securities and Exchange Commission. Therefore, current plans, anticipated actions, and financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
Since its launch in 2010, loanDepot (NYSE: LDI) has revolutionized the mortgage industry with digital innovations that make transacting easier, faster, and less stressful for customers and originators alike. The company, which is licensed in all 50 states, helps its customers achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. loanDepot is also committed to serving the communities in which its team lives and works through a variety of local and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com
LDI-IR